EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statements on Form S-3 (Nos. 333-134623, 333-134559, 333-120678, 333-119371, 333-109734, 333-103660, 333-108023, 333-75862, 333-64943, 333-32186, 333-123152, 333-54142, 333-96365 and 333-90137) and Form S-8 (Nos. 333-14845, 333-148454, 333-136937, 333-118065, 333-106388, 333-101908, 333-99739, 333-65385, 333-65383, 333-60168, 333-60152, 333-54140, 333-49522, 333-32178, 333-25707, 333-124210, 333-126225 and 333-132248) of Cubist Pharmaceuticals, Inc. of our report dated June 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment), relating to the financial statements of Illumigen Biosciences, Inc. appearing in this Current Report on Form 8-K/A of Cubist Pharmaceuticals, Inc.

/s/ Moss Adams LLP

Seattle, Washington
March 13, 2008